UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 11, 2022

XL FLEET CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38971	83-4109918
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

145 Newton Street Boston, MA	02135
(Address of principal executive offices)	(Zip Code)

(617) 718-0329

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	XL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(c) Appointment of Chief Financial Officer

On April 12, 2022, XL Fleet Corp. (the “Company”) issued a press release announcing the appointment of Donald P. Klein as the Company’s Chief Financial Officer effective as of April 11, 2022. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Previously, Mr. Klein, age 48, served as Chief Financial Officer of Power Solutions International Inc. (“Power Solutions”), a publicly traded company and leader in the design, engineering and manufacture of a broad range of advanced, emission-certified engines and power systems. Mr. Klein joined Power Solutions in 2018 and has held various senior leadership positions including Principal Accounting Officer (May 2018 to July 2020), Interim Chief Financial Officer (July 2020 to January 2021) and Chief Financial Officer (January 2021 to April 2022).

Prior to his service at Power Solutions, Mr. Klein served as Assistant Corporate Controller at Littelfuse, Inc. (NASDAQ: LFUS), a publicly traded company focused on the electronics, automotive and industrial markets. Prior to that, from 2008 to 2017, Mr. Klein served in various positions of increasing responsibility within finance and accounting, including as Assistant Corporate Controller, at Navistar International Corporation, a global manufacturer of commercial and military trucks, school buses, diesel engines and provider of service parts for trucks and diesel engines. Mr. Klein earned a Bachelor’s of Business Administration degree, majoring in accounting, from the University of Wisconsin and is a Certified Public Accountant.

There are no family relationships among Mr. Klein and any other executive officer or directors of the Company. There are no related party transactions between the Company and Mr. Klein.

Mr. Klein’s employment agreement (the “Offer Letter”), provides for an initial annual base salary of $375,000, and an annual cash bonus opportunity with a target cash bonus of 50% of his base salary, dependent upon the achievement of both personal performance and company goals. Klein will also receive an initial equity grant award comprised of $700,000 in restricted stock units, valued at the closing price of the Company’s common stock on the Grant Date. Twenty-five percent (25%) of the restricted stock units shall vest on each of the next four anniversaries of his start date.

In addition, the Offer Letter provides that if Mr. Klein’s employment with the Company is terminated without cause or for good reason unrelated to Mr. Klein’s job performance, he will be entitled to severance benefits consisting of 9 months of both salary and benefits continuation. In the event that Mr. Klein’s employment is terminated without cause or for good reason unrelated to Mr. Klein’s job performance, and additionally there is a change in control of the Company, he will be entitled to severance benefits consisting of 18 months of salary and benefits continuation. In either event, unvested equity grants shall be forfeited.

In connection with his appointment as the Company’s Chief Financial Officer, the Company expects that Mr. Klein will enter into the Company’s standard indemnification agreement. Mr. Klein has also executed the Company’s standard employee covenants agreement, which contains customary restrictive provisions including covenants related to confidentiality and non-disclosure, assignment of inventions and a one-year non-competition agreement.

The foregoing is only a brief description of the above-specified compensation arrangements, and does not purport to be a complete description of the rights and obligations of the parties thereunder. This filing is qualified in its entirety by the full text of the Offer Letter, which is filed hereto as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	Offer Letter, dated as of March 11, 2022, by and between XL Fleet Corp. and Donald P. Klein.
99.1	Press Release.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

XL FLEET CORP.

Date: April 12, 2022	By:	/s/ Stacey S. Constas
	Name:	Stacey S. Constas
	Title:	Associate General Counsel

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